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                                                                   EXHIBIT 10.10


                        NATIONWIDE INSURANCE ENTERPRISE
                           MANAGEMENT INCENTIVE PLAN
                              GENERAL DESCRIPTION*


INTRODUCTION
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Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Insurance Enterprise Management Incentive Plan (the "MIP"). The following is a general description of the MIP and its provisions.

ELIGIBILITY AND PARTICIPATION
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Eligibility is limited to elected officers and certain other key management employees of the participating companies who have significant impact on operations and business results of those companies. Eligibility generally includes all officers of a participating company, and certain other management employees. Individual eligibility generally commences upon an employee being hired or assigned into an eligible position. Payments under the MIP are pro-rated, based upon the time employed in an eligible position during the plan year. The plan year is defined as the calendar year.

GENERAL PROVISIONS
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 .  An annual cash payment opportunity exists under the MIP.

 . Payments are earned based on the achievement of several predetermined key company and individual performance measures that vary according to the business strategy of the various participating companies and business units.

 . For each participant, the performance measures are generally divided into three major categories or elements. Those are the Nationwide Insurance Enterprise (the "Enterprise") element, the business unit element (which may be comprised of a combination of the relevant operating company and relevant business unit), and the individual element.

 . The Enterprise and business unit performance measures are generally comprised of profitability, growth, expense management and key strategic objectives. These performance measures are established in advance by senior management, and approved by the Board of Directors, of the participating company as a part of the operating plan.

 . The individual performance measures are objectives related to the function of each participant, are designed to enhance the performance of that individual's business unit or the Enterprise, and are established in advance by the participant's manager.

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 .  An opportunity weight is used to determine what value or proportional impact each element has in the participant's overall payment calculation. The opportunity weights vary by operating company, business unit and level of job.

 . A participant will be granted a target incentive amount that represents a percentage of the participant's annual base salary at the close of the plan year. Target incentive amounts vary from 5% to 15% of annual base salary depending on the participant's position within the participating company.

 . The actual amount received by a participant under the MIP will be determined solely by the achievement of the performance measures. The extent or degree of achievement of the performance measure objectives will result in a payment ranging from zero to twice the target incentive amount. The determination of the extent of the achievement of the objectives is made by the Nationwide Insurance Enterprise Management Incentive Committee and the Chairman and Chief Executive officer of the Enterprise, and approved by the Board of Directors, with respect to the Enterprise and business unit performance measures. The determination is made by the responsible member of senior management with respect to the individual performance measures.

 . Payments are made annually before March 15, to those participants who were employed by a member of the Enterprise on December 31 of the prior year and those who had retired during that year.

PLAN ADMINISTRATION
-------------------

The MIP is administered under the auspices of the Nationwide Insurance Enterprise Management Incentive Committee. The Committee is comprised of key employees who report directly to the Chairman and Chief Executive Officer of the Enterprise.

* There is no formal written plan document other than this general description. The performance measures, target incentive amounts and various other provisions of the MIP are conveyed in writing to the individual participants annually. The information presented herein is general in nature, and is provided as an overview of the MIP. Neither the MIP nor this description constitute an employment contract between the participating companies and any individual. The participating companies each reserve the right to modify, terminate, or make exceptions to its participation in the MIP without prior notice to the participants.

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